Exhibit 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in this Offering Statement on Form 1-A/A, of our report dated June 25, 2021, with respect to our audit on the financial statements of Crush Capital Inc. (formerly known as Trojan Horse Media Group LLC) as of and for the years ended December 31, 2020 and 2019, which includes an explanatory paragraph regarding substantial doubt about its ability to continue as a going concern.

Very truly yours,

/s/ dbbmckennon

Newport Beach, California
June 25, 2021